Exhibit 5.2

[Letterhead of The Boeing Company]

December 22, 2008

The Boeing Company

100 North Riverside

Chicago, IL 60606-1596

RE:	Registration Statement on Form S-8

Gentlemen and Ladies:

As Vice President & Assistant General Counsel – Labor, Employment and Employee Benefits of The Boeing Company (the “Company”), I have acted as counsel in connection with the registration statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”), for the purpose of registering $150,000,000 of deferred compensation obligations (the “Obligations”) which will represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Supplemental Benefit Plan for Employees of The Boeing Company (the “Plan”).

I have examined the Plan and other documentation as I have deemed necessary for the purpose of this opinion.

Based on and subject to the foregoing, I am of the opinion that, the provisions of the written Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Cordially,

/s/ Bryan H. Baumeister
Bryan H. Baumeister
Vice President & Assistant General Counsel – Labor, Employment and Employee Benefits